Exhibit 5.1

          September 16, 2026

American Water Works Company, Inc.

American Water Capital Corp.

1 Water Street

Camden, New Jersey 08102

Ladies and Gentlemen:

We have acted as counsel to American Water Works Company, Inc., a Delaware corporation (“AWW”), and American Water Capital Corp., a Delaware corporation (the “Company”), in connection with the issuance by the Company of $500,000,000 aggregate principal amount of its 5.550% Senior Notes due 2033 (the “Notes”), issued under the Indenture, dated as of December 4, 2009 (the “Indenture”), between the Company and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), which Notes have the benefit of the Support Agreement, dated June 22, 2000, as amended as of July 26, 2000, between the Company and AWW (the “Support Agreement”).

We have participated in the preparation of or reviewed (1) the Registration Statement on Form S-3 (Registration Nos. 333-277166-01 and 333-277166) (the “Registration Statement”), which Registration Statement was filed jointly by the Company and AWW with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated February 20, 2024 (the “Base Prospectus”), forming a part of the Registration Statement, as supplemented by a prospectus supplement dated September 14, 2026 (the “Prospectus Supplement”) relating to the Notes, both such prospectus and prospectus supplement filed pursuant to Rule 424(b) under the Securities Act; (3) the Indenture; (4) the Support Agreement; (5) the certificate of incorporation of the Company; (6) the by-laws, as amended, of the Company; (7) the restated certificate of incorporation, as amended, of AWW; (8) the amended and restated bylaws of AWW; and (9) such other corporate records, certificates and other documents (including a receipt executed on behalf of the Company acknowledging receipt of payment for the Notes) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Notes and the Support Agreement, as it relates to the Notes, are valid and binding obligations of the Company and AWW, respectively, except as may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights and remedies generally and general principles of equity.

Morgan, Lewis & Bockius llp 101 Park Avenue
New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

American Water Works Company, Inc.

American Water Capital Corp.

September 16, 2026

In rendering the foregoing opinion, we have assumed that the certificates representing the Notes conform to specimens examined by us and that the Notes have been duly authenticated, in accordance with the Indenture, by the Trustee under the Indenture and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus Supplement, to the references to us in the Registration Statement, including under the heading “Legal Matters” in the Base Prospectus, and to the filing of this opinion as an exhibit to AWW’s Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States insofar as they bear on matters covered hereby.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP